Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Voyager Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	210,000	(2)	$9.26	(3)	$1,944,600.00	(3)	$147.60 per $1,000,000	$287.03
Equity	Common Stock, $0.001 par value per share	Other	200,000	(2)	$7.79	(3)	$1,558,000.00	(3)	$147.60 per $1,000,000	$229.97
Equity	Common Stock, $0.001 par value per share	Other	36,000	(2)	$8.77	(3)	$315,720.00	(3)	$147.60 per $1,000,000	$46.61
Equity	Common Stock, $0.001 par value per share	Other	40,000	(4)	$9.21	(5)	$368,400.00	(5)	$147.60 per $1,000,000	$54.38
Equity	Common Stock, $0.001 par value per share	Other	105,000	(6)	$9.21	(5)	$967,050.00	(5)	$147.60 per $1,000,000	$142.74
Equity	Common Stock, $0.001 par value per share	Other	80,000	(6)	$9.21	(5)	$736,800.00	(5)	$147.60 per $1,000,000	$108.76
Equity	Common Stock, $0.001 par value per share	Other	18,000	(6)	$9.21	(5)	$165,780.00	(5)	$147.60 per $1,000,000	$24.47
Equity	Common Stock, $0.001 par value per share	Other	20,000	(7)	$9.21	(5)	$184,200.00	(5)	$147.60 per $1,000,000	$27.19
Total Offering Amounts							$6,240,550.00			$921.15
Total Fee Offsets										$0
Net Fee Due										$921.15

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of shares issuable under inducement stock option awards granted by the Registrant as a material inducement to the individual’s acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (each, an “Inducement Stock Option Award”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the exercise price of the shares underlying the applicable Inducement Stock Option Award.

(4)	Consists of shares issuable under an Inducement Stock Option Award to be granted by the Registrant.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on July 30, 2024, in accordance with Rule 457(c) under the Securities Act, for an aggregate of 40,000 shares issuable under Inducement Stock Option Awards to be granted by the Registrant, 203,000 shares issuable upon the settlement of Inducement Restricted Stock Unit Awards (defined below) granted by the Registrant, and 20,000 shares issuable upon the settlement of Inducement Restricted Stock Unit Awards to be granted by the Registrant.

(6)	Consists of shares issuable under inducement restricted stock unit awards granted by the Registrant as a material inducement to the individual’s acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (each, an “Inducement Restricted Stock Unit Award”).

(7)	Consists of shares issuable under an Inducement Restricted Stock Unit Award to be granted by the Registrant.